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                  ECOMAT ANNOUNCES ELECTION OF CHIEF EXECUTIVE
                   AND CHIEF OPERATING OFFICERS AND DIRECTORS
                   AND IMPLEMENTATION OF COST-SAVINGS MEASURES

                              FOR IMMEDIATE RELEASE

MAMARONECK, NY, February 24, 1998 - Ecomat, Inc. (Nasdaq:ECMT) announced today that its Board of Directors elected Astrid Hindemith as Chairman and Chief Executive Officer and Hans-Rudolf Kuchler as President and Chief Operating Officer of the cleaner and laundromat franchisor at a meeting of the Board held on Friday. The Board also elected Mr. Kuchler and George W. Murphy as directors of the Company.

In addition, at the meeting, Ms. Hindemith delivered a report to the Board which described steps taken to reduce the operating expenses of the Company and significantly narrow its operating losses, as well as recommending the election of the new executive officers and directors. These steps included termination of outside consultants, reductions in staff, renegotiation of payables and improvements in inventory management and customer service procedures. Additional cost-savings measures are planned.

Ms. Hindemith had previously been appointed to chair a Special Committee of the Board appointed to review the Company and its business and make appropriate recommendations for the appointment of new executive officers, management of the Company's business and development of its business plan.

Ms. Hindemith is a licensed attorney in Zurich, Switzerland and has been self-employed as a consultant since 1977. From 1992 to the present she has been President and the sole shareholder of Palatin, AG, a Swiss investment firm which has voting control of approximately 66.5% of the Company's capital stock.

Mr. Kuchler is an independent management consultant. From 1993 to 1994 Mr. Kuchler was engaged by Coutts & Co., a British private banking firm to assist in the expansion of its U.S. business. From 1987 to 1993 Mr. Kuchler was employed by Swiss Volksbank to direct the opening of its New York branch. From 1971 to 1987, Mr. Kuchler served in various senior executive positions for Union Bank of Switzerland with responsibilities for various aspects of its U.S. and Canadian operations.

Mr. Murphy is Treasurer, Controller and Chief Financial Officer of G.F. Dobson Company and certain affiliated companies, which are engaged in various aspects of property and casualty insurance. During 1996, Mr. Murphy was employed by Lee-Nolan Associates, an insurance and financial services company affiliated with Massachusetts Mutual where he specialized in insurance and estate planning for small businesses and high net worth individuals. From 1989 to 1994 he was employed as Executive Vice President and Chief Operating Officer of SwissRe Holding (North American) Inc., the holding company for the North American operations of SwissRe, the Swiss



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reinsurer, with responsibility for the North American Group's cost control and budgeting system. From 1969 to 1989, Mr. Murphy served as Senior Vice President and Treasurer of SwissRe Advisers, Inc. with responsibility for developing and managing the Group's cash management system.

Ecomat, Inc. is a company formed to develop its proprietary system for garment care that uses no toxic chemicals to clean through a process that is energy and water efficient. The Company and its subsidiaries operate cleaners and laundromats and franchise the Ecomat system.

Certain information contained in this press release may be deemed to be forward looking statements. The Company cautions readers that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed herein. Important factors that could cause actual results and expectations to differ materially, include, but are not limited to, the Company's ability to implement its cost savings measures, the effect of such measures on the Company's business plan such as delays in the development schedule or the number of facilities to be opened by the Company from that contemplated by the master franchise agreement, the default by the master franchisee of its obligations under the master franchise agreement with the Company and the ability of the Company to recoup the substantial expenses advanced by the Company on behalf of one of its franchisees.

For Further Information Contact:

Ms. Astrid Hindemith
Chairman
Ecomat, Inc.
147 Palmer Avenue
Mamaroneck, NY 10543
(914) 777-3600




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